Alfacourse Inc.

22 The Cedars, Cruagh Wood, Stepaside, Dublin 18, Ireland

email: alfacourse@mail.com

GENERAL TERMS AND CONTRACT FOR VIDEO EDITING

The Provider; Alfacourse Inc., agrees to provide video editing services for the Client: Alex Reguretskaia, 704-50 Disera Drive, Voughan, ON, L4J 9E9__

RIGHTS TO INCLUDED MATERIAL: Client warrants that he or she has the legal rights to all materials such as videotape including live action, voices, photographs, audiotapes, CDs, videotapes, or any other elements delivered to Producer for inclusion in the production. Client warrants and agrees to provide the Provider all music to be included in the video production, with the understanding that the Client will use the production for marketing. Client shall indemnify and hold Provider harmless for any loss, damage, or liability for any infringement of any rights arising from the use or sale of tapes that Client hires Provider to produce, edit, or duplicate.

RESPONSIBILITY FOR CLIENT-FURNISHED MATERIALS: Although Provider takes utmost care with client-furnished video files, photographs, videotapes, artwork, and other materials for inclusion in the video, producer responsibility for lost or damaged materials extends only to the cost of raw stock and processing. Provider shall not be liable for losses due to causes beyond Producer's control.

Film transfers and edits take approximately 1 to 3 weeks processing time, if titles and or music are requested for film transfers; an additional 2 to 3 weeks is required since our studio normally adds the music and titles after the film is transferred to tape.

EDITING: Original material will be edited at Provider's discretion. Certain Photos and printed Material may be cropped in order to fit a normal TV screen. All Edited Master  File(s), Tape(s) of Clients production are stored at the Producers Studio for 1 months for the purpose of making additional copies. For a fee Client may purchase our master copy of their production.

LIMITATIONS OF LIABILITY: After client has viewed or listened to the completed videotapes, audiotapes, CD-ROMs and or DVDs and accepts deliverables based on conformance to this contract. Any requested stylistic changes, video or music editing changes insertions, or deletions, shall be considered "Additional Editing.” and currently editing costs are $125 per hour.

IMPORTANT: Please remember we need all material at our studio 1 to 2 weeks prior to your event, and to have all of your video files, photos, slides, film and video in the proper order. Also, remember to make sure you've include all material you wish to appear in your Video Project, and that all titles we use are readable. As soon as we receive your material we begin the production. Any insertions, deletions, corrections or additions after the project is completed will result in additional editing time.

SERVICES AND PRODUCTS

The Provider agrees to provide, and Client agrees to receive, access to the Editing  Services according to the following terms and conditions:

Editing  fee agreed on: __$3,800_(Three Thousand and Eight Hundred)_________.

The full balance (___100%____________) is to be paid on the date delivered.

I AGREE TO THE ALL OF THE ABOVE FOR MY VIDEO EDITING PRODUCTION, OR FILM TRANSFER PRODUCTION.

Client

X   Alex Reguretskaia                               Date: November 8, 2016

   Alex Reguretskaia

Provider

X Oleg Jitov                                            Date: November 8, 2016

 Oleg Jitov, President

PLEASE PRINT THIS FORM, SIGN, DATE AND RETURN ONE COPY TO Alfacourse Inc.